Exhibit 99.1
ISBA Announces First Quarter 2014 Earnings
Mt. Pleasant, Michigan, April 24, 2014- Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQB:ISBA), announced today that the Corporation's first quarter 2014 net income was $3.31 million as compared to $3.09 million for the first three months of 2013. As of March 31, 2014, total assets increased to $1.51 billion, and assets under management - which included loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $651.19 million - grew to $2.16 billion. During the quarter, the Corporation paid a $0.22 per share cash dividend, which represents a 4.76% increase when compared to the same period in 2013. Based on the Corporation's average stock price of $23.68 for the month of March 2014, the annualized cash dividend yield was 3.72%.
The primary driver for the increase in net income was an improvement of various credit quality indicators. These improvements resulted in declines in the level of the allowance for loan and lease losses in both amount and as a percentage of gross loans; and a reversal of provision for loan losses of $242,000. During the first quarter of 2014, net loans charged-off declined to $158,000 which represented the Corporation's lowest quarterly charge-offs since the first quarter of 2007. Additionally, the Corporation continues to see reductions in loans classified as less than satisfactory. While there have been improvements in net loans charged-off and reductions in the level of loans classified as less than satisfactory, nonperforming loans increased during the quarter. This increase was primarily the result of three loans, all of which are well collateralized and closely monitored by management.
While competition for high quality commercial loans continues to be intense, the Corporation was able to increase commercial loans during the quarter by $7.60 million without relaxing underwriting standards. This growth was partially offset by declines in both residential real estate loans of $5.35 million and consumer loans of $1.35 million, resulting in a net increase in gross loans of $374,000. The decline in residential real estate loans was the result of an overall nationwide decline in mortgage refinancing and originations. The lack of demand for residential real estate loans has also led to noticeable declines in loan fees and a corresponding decline in the net yield on interest earning assets. Despite the relatively small net increase in loans during the quarter, the Corporation generated additional interest income through the purchases of available-for-sale investment securities which were funded by increases in deposit accounts.
For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation's annual report on Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended March 31, 2014, which are or will be available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.